Exhibit 10.24

DIRECTOR COMPENSATION SUMMARY

(EFFECTIVE AS OF JUNE 5, 2013)

Employee directors receive no additional compensation other than their normal salary for serving on the Board or its committees. The Chairman of the Board receives $130,000 annually. Each non-employee director (other than the Chairman of the Board) receives $55,000 annually. In addition, the Chairman of the Audit Committee receives a $30,000 annual retainer. The Chairmen of the Compensation and the Nominating and Corporate Governance Committees each receive an additional $20,000 annual retainer. Each Audit Committee member (other than the Chairman of the Committee) receives an additional $15,000 annual retainer. Each member of the Compensation and Nominating and Corporate Governance Committees (other than the Chairmen of those Committees) receives an additional $10,000 annual retainer. Outside directors also receive an initial grant, upon first election or appointment, and an annual grant of shares of restricted stock equal to $150,000, except the Chairman of the Board who receives an annual grant of shares of restricted stock equal to $170,000, which valuation is based on the price of Newpark stock on the date of the grant (appointment, election or re-election).